                                                              November 23, 1998

To the Holders of Common Stock (including scrip) and Preferred Stock of PMC International, Inc.

  Pursuant to the Offer to Purchase, dated November 9, 1998 (the "Offer to Purchase"), and the Letter of Transmittal, dated November 9, 1998 (the "Letter of Transmittal"), ZACQ Corp., a Colorado corporation (the "Offeror") and a wholly-owned subsidiary of the Ziegler Companies, Inc., a Wisconsin corporation (the "Parent"), is offering to purchase all outstanding shares (including scrip) of Common Stock, par value $.01 per share (the "Common Shares") and all outstanding shares of Preferred Stock, no par value per share (the "Preferred Shares") (collectively, the Common Shares and the Preferred Shares are referred to as the "Shares"), of PMC International, Inc., a Colorado corporation, (the "Company"), at a purchase price of $0.60 per Common Share, net to the seller in cash, without interest thereon, and $2.50 per Preferred Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Shareholders of the Company should carefully consider the following additional information contained in this supplemental letter in deciding whether to tender their Shares. This supplemental letter (as may be supplemented or amended), excluding the portion of this letter, as indicated below, that supplements the Company's Solicitation/Recommendation Statement on
Schedule 14D-9, together with the Offer to Purchase and the Letter of Transmittal constitute the "Offer".

                          SEPTEMBER 30, 1998 RESULTS

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1998. More comprehensive financial information is included in such report filed by the Company with the Securities and Exchange Commission (the "Commission") on November 16, 1998, and the following summary is qualified in its entirety by reference to such report and all the financial information (including any related notes) contained therein. The Company's quarterly report is available for inspection and copying at the offices of the Commission in the same manner as described in Section 8 of the Offer to Purchase.

                            PMC INTERNATIONAL, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             THREE MONTHS      NINE MONTHS
                                                ENDED        ENDED SEPTEMBER
                                            SEPTEMBER 30,          30,
                                            ---------------  -----------------
                                             1998     1997     1998     1997
                                            -------  ------  --------  -------
                                             (UNAUDITED)       (UNAUDITED)
INCOME STATEMENT DATA:
  Total revenue............................ $ 5,143  $3,204  $ 16,015  $ 9,056
  Net loss.................................  (8,957)   (770)  (11,662)  (2,082)
  Net loss per Common Share................ $ (1.87) $(0.21) $  (2.42) $ (0.58)

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                       (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets.......................................    $ 4,817      $13,376
  Total Liabilities..................................      9,589        4,495
  Shareholders' Equity...............................     (4,772)       8,882

  During the quarter ended September 30, 1998, the Company recorded poor operating results primarily from (1) recurring losses from ongoing operating activities which have not been profitable, (2) restructuring charges in connection with the Company's 1998 corporate restructuring and (3) write down of goodwill associated with the Company's acquisition of PMC Investment Services, Inc. (formerly ADAM Investment Services, Inc.). The net loss for the third quarter was $8,956,509. The loss included one time charges such as:

      Write down of goodwill/capitalized costs...................... $5,900,000
      Severance/employee separation costs...........................  1,000,000
      Write down of receivables.....................................    350,000
      Termination of Atlanta lease..................................    100,000
                                                                     ----------
                                                                     $7,350,000
                                                                     ==========

  A more detailed discussion of the Company's operating results for the quarter ended September 30, 1998 is contained in the Company's report on Form 10-QSB for the quarter ended September 30, 1998, and the above summary is qualified in its entirety by reference to such filing.

  The Offer and withdrawal rights will expire at 5:00 p.m. Eastern Time, on Thursday, December 10, 1998, unless extended. Any shareholder desiring to tender Shares (including scrip) must tender such Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase.

                  SUPPLEMENT TO THE COMPANY'S SCHEDULE 14D-9

  The Company supplements the disclosures under Item 4(b) of its Solicitation/Recommendation Statement on Schedule 14D-9 as follows:

  The $2.50 per Preferred Share conversion and exercise price applicable to the $500,000 promissory note issued by the Company to Parent on October 15, 1998 and the Preferred Stock Option Agreement dated October 15, 1998 between the Company and Parent, respectively, is the initial liquidation preference of the Preferred Shares that would be issued to Parent upon conversion or exercise, as the case may be. The liquidation preference of the Company's outstanding Preferred Shares that are the subject of the Offer is equal to $2.50 per share plus accrued and unpaid dividends, which totalled approximately $2.33 per Preferred Share as of September 30, 1998. Thus, the liquidation preference of the Company's outstanding Preferred Shares as of September 30, 1998 was approximately $4.83 per share. As of September 30, 1998, the Company did not have sufficient assets available to pay this amount upon liquidation at its then existing book value. The Company has not paid a dividend to holders of Preferred Shares since July 15, 1991, and does not currently have sufficient assets available to pay any dividends.

                                          PMC International, Inc.
                                          ZACQ Corp.
                                          The Ziegler Companies, Inc.

                       THE DEPOSITARY FOR THE OFFER IS:

           FIRSTAR BANK MILWAUKEE, N.A., F/K/A FIRSTAR TRUST COMPANY

        By Mail:                   By Hand:             By Overnight Courier:

                         FIRSTAR BANK MILWAUKEE, N.A.

Corporate Trust Services   Corporate Trust Services   Corporate Trust Services
        Box 2077            1555 North River Center    1555 North River Center
   Milwaukee, WI 53201               Drive                      Drive
                                   Suite 301                  Suite 301
                              Milwaukee, WI 53212        Milwaukee, WI 53212

                                      or

                     c/o IBJ Schroder Bank & Trust Company
                                  Subcellar 1
                               One State Street
                           New York, New York 10004

              Facsimile for Eligible Institutions: (414) 905-5049

                      To confirm fax only: (414) 287-3905

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.

                               ----------------

                               Wall Street Plaza
                           New York, New York 10005

                       Bankers and Brokers call collect:
                                (212) 440-9800

                          All Others Call Toll-Free:
                                1-800-223-2064

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